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Exhibit 99.6

Subject: Industrial Property Trust to sell Portfolio of Assets to Prologis

        We are very pleased to inform you that Industrial Property Trust Inc. (IPT), an investment platform sponsored by Black Creek Group, has entered into a definitive merger agreement pursuant to which Prologis, Inc. (NYSE: PLD) will acquire IPT in an all cash deal valued at approximately $3.99 billion, subject to certain transaction costs. The merger will include 100% of IPT's wholly-owned real estate assets. The wholly owned assets represent 37.5 million square feet in 236 properties located across 24 geographical areas and are currently 97% leased.

        With more than 300 employees and 7 offices in the U.S., Black Creek Group's commitment to creating high-quality portfolios that span real estate sectors is unwavering. This is demonstrated through our more than 25-year history, in which we have sponsored 24 investment platforms and have taken six of those full cycle through either a liquidity event or an IPO on the New York Exchange.

        Currently, owning and operating more than 1,400 properties that span industrial, multifamily, retail and office, we plan to remain active across all asset classes. We continue to believe that industrial is one of the strongest classes in commercial real estate and plan to develop and acquire long-term assets within the sector.

        We look forward to continuing to develop our relationships with the real estate community and partnering together in the future.

        The press release regarding the transaction can be found here [link].

Additional Information about the Proposed Transaction and Where to Find It

        In connection with the proposed merger, IPT intends to file with the SEC and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a special meeting of its stockholders to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available) containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov and IPT's website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC (when available) by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202.

        IPT, Industrial Property Advisors LLC, IPT's external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the merger. Information about these persons and their ownership of IPT's common stock is set forth in IPT's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018, which was filed with the SEC on April 10, 2019. Stockholders may obtain additional information regarding the direct and indirect interests of IPT, Industrial Property Advisors LLC and their respective executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

Forward-Looking Statements

        This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as "intend," "plan," "may," "should," "could," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity" and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed merger or the failure to satisfy the other closing conditions to the merger or any of the other transactions contemplated by the merger agreement; (iii) risks related to disruption of management's attention from IPT's ongoing business operations due to the transaction; (iv) the effect of the announcement of the merger on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the merger agreement; (vii) IPT's ability to effectuate a transaction involving its interest in its unconsolidated joint venture partnerships in accordance with the merger agreement on satisfactory terms or at all; (viii) the risk that the merger, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; (ix) the ability of IPT to implement its operating strategy; (x) IPT's ability to manage planned growth; (xi) changes in economic cycles; and (xii) competition within the real estate industry.

        In addition, these forward-looking statements reflect IPT's views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT 's views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT's SEC reports, including, but not limited to, the "Risk Factors" section of IPT's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019 as amended by IPT's Form 10-K/A filed with the SEC on April 10, 2019, the "Risk Factors" section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrence.

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  Exhibit 99.6